Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC.
REPORTS THIRD-QUARTER, NINE-MONTH 2007 FINANCIAL RESULTS

Perris, Calif.—November 13, 2007—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the third quarter and nine months ended September 30, 2007.

Net sales for the three and nine months ended September 30, 2007 were $21.8 million and $73.3 million, respectively, compared to $45.6 million and $126.8 million, respectively, for the three and nine months ended September 30, 2006. The decrease in sales in 2007 was primarily due to lower sales volumes in the education market in California and Florida due to project delays and a general slowdown in those markets. Net sales for the three and nine months ended September 30, 2006 included $2.7 million and $8.1 million, respectively, from Modtech’s Texas operations, for which there were no revenues to date in 2007 due to the closing of the Texas factory at the beginning of 2007 because of poor sales throughout 2006.

Gross profit margin for the third quarter of 2007 was negative $1.2 million, or 5.5% of sales, versus a positive margin of $2.9 million, or 6.4% of sales, in the third quarter a year ago. For the first nine months of 2007, gross profit margin was negative $0.6 million, or 0.9% of sales, versus $8.1 million, or 6.4% of sales, in the first nine months of 2006. Gross profit margin declined due to the low volume of production resulting from project delays and because the gross profits on the work we completed did not adequately cover the fixed manufacturing overhead costs.

Selling, general, and administrative expenses (SG&A) for the three and nine months ended September 30, 2007, were $3.7 million and $11.1 million, respectively, compared to $3.7 million and $10.5 million, respectively, for the three and nine months ended September 30, 2006. The increase in SG&A was primarily attributable to an increase in non-cash stock compensation expense.

Other expenses, net for the third quarter of 2007 were $0.2 million compared to other income, net of $1.3 million in the third quarter of 2006, reflecting the fact that in the third quarter of 2007 the company recognized a non-cash gain of $0.8 million related to warrant derivatives compared to a non-cash gain of $2.2 million in the third quarter of 2006. The gain in each period was due to a decrease in the trading price of the company’s stock.

Net loss for the quarter was $5.2 million, or $0.24 per share, on 21.4 million weighted-average shares outstanding, compared to net income of $0.5 million, or $0.03 per share, on 19.4 million weighted-average shares outstanding, in the third quarter of 2006. Net loss for the first nine months of 2007, which includes a previously announced second-quarter non-cash goodwill impairment charge of $38.3 million, was $47.6 million, or $2.23 per share, on 21.3 million weighted-average shares outstanding, compared to a net loss of $3.7 million, or $0.20 per share, on 18.0 million weighted-average shares outstanding, in the first nine months of 2006.

Total backlog as of October 31, 2007 was $57.5 million, consisting of orders of $45.8 million from California, $3.9 million from Arizona and $7.8 million from Florida.

Modtech Chief Financial Officer Ken Cragun commented: “Our financial performance continues to be disappointing. The third quarter of 2007 was negatively impacted by continued delays in large projects, primarily in the California education market, compounded by softness in all markets in what is typically a seasonally strong quarter. In order to minimize losses and improve operating results in the remainder of 2007 and into 2008, we reduced overhead, direct and indirect labor expenses and selling, general and administrative expenses to bring these costs in line with our current revenue levels. On October 9, 2007, we laid off approximately 30% of our workforce, which included a significant number of general and administrative staff. We centralized certain administrative and accounting functions in our California location.”

Modtech President and Chief Executive Officer Dennis Shogren commented: “Our education business continues to lag behind even recent expectations in both California and Florida. Florida has been particularly difficult with very little demand - even to the point of cancellation of previously awarded projects. California demand for both permanent and temporary classrooms continues to be flat, resulting in increased pricing pressure, probably through the first half of 2008.

“We have had to take some very difficult steps to keep our costs in line with our revenue projections over the near term. While we protected sales and marketing from the brunt of the cuts, virtually every other function was affected.

“I am encouraged by the continued positive response to our new product initiatives. Our backlog is up more than 12% over last quarter and our pipeline continues to grow. We have recently been awarded significant contracts in our new markets - some of which took more than a year from concept to award.

“Although the strong positive outlook generated by our expansion into our new markets will not be reflected in near-term results, the opportunities in private schools, government work, public restrooms, multi-family residential and specialty commercial projects are growing and bode well for our longer-term success.”

Teleconference Information:
At 1:30 p.m. PST (4:30 p.m. EST) today the company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live via the Internet at www.modtech.com., under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 4:30 p.m. PST today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 22713718.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$2,846,000	$6,292,000
Restricted cash	3,348,000	9,139,000
Contracts receivable, less allowance for contract adjustments of $2,165,000 and $2,358,000 in 2007 and 2006, respectively	17,567,000	27,910,000
Costs and estimated earnings in excess of billings on contracts	11,744,000	16,144,000
Inventories	5,839,000	6,282,000
Prepaid assets	604,000	1,032,000
Insurance receivable	3,391,000	3,535,000
Other current assets	405,000	112,000
Total current assets	45,744,000	70,446,000

Property and equipment, net	10,278,000	11,118,000
Goodwill	—	38,303,000
Debt issuance costs, net	862,000	1,369,000
Other assets	1,953,000	1,574,000
Total assets	$58,837,000	$122,810,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,208,000	$22,419,000
Accrued liabilities	7,328,000	16,190,000
Billings in excess of costs and estimated earnings on contracts	2,702,000	2,009,000
Current maturities of long-term debt, net	2,646,000	3,508,000
Total current liabilities	25,884,000	44,126,000

Long-term debt, net, excluding current portion	9,497,000	10,326,000
Other long-term liabilities	1,457,000	1,517,000
Total liabilities	36,838,000	55,969,000
Shareholders’ equity:

Series A preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued and outstanding in 2007 and 2006	—	—
Common stock, $0.01 par value. Authorized 55,000,000 shares; issued and outstanding 21,419,415 and 21,008,855 in 2007 and 2006, respectively	214,000	210,000
Additional paid-in capital	136,288,000	133,571,000
Accumulated deficit	(114,503,000)	(66,940,000)
Total shareholders’ equity	21,999,000	66,841,000
Total liabilities and shareholders’ equity	$58,837,000	$122,810,000

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales	$21,817,000	$45,583,000	$73,348,000	$126,794,000
Cost of goods sold	23,024,000	42,668,000	73,995,000	118,724,000
Gross (loss) profit	(1,207,000)	2,915,000	(647,000)	8,070,000

Selling, general and administrative expenses	3,737,000	3,672,000	11,118,000	10,526,000
Impairment loss on goodwill	—	—	38,303,000	—
Loss from operations	(4,944,000)	(757,000)	(50,068,000)	(2,456,000)

Other (expense) income:
Interest expense	(448,000)	(379,000)	(1,506,000)	(2,044,000)
Interest income	61,000	60,000	200,000	299,000
Loss on extinguishment of debt	—	—	—	(2,057,000)
Gain on warrant and embedded derivatives	783,000	2,220,000	6,552,000	6,698,000
Amortization of debt issuance costs	(122,000)	(146,000)	(507,000)	(600,000)
Accretion of debt discount	(533,000)	(569,000)	(2,321,000)	(1,949,000)
Early debt conversion fee	—	—	—	(1,864,000)
Other income, net	40,000	74,000	87,000	278,000
	(219,000)	1,260,000	2,505,000	(1,239,000)
(Loss) income before income taxes	(5,163,000)	503,000	(47,563,000)	(3,695,000)
Income tax expense (benefit)	—	—	—	—
Net (loss) income	$(5,163,000)	$503,000	$(47,563,000)	$(3,695,000)

Basic (loss) income per common share	$(0.24)	$0.03	$(2.23)	$(0.20)
Basic weighted-average shares outstanding	21,419,000	18,966,000	21,334,000	18,044,000

Diluted (loss) income per common share	$(0.24)	$0.03	$(2.23)	$(0.20)
Diluted weighted-average shares outstanding	21,419,000	19,432,000	21,334,000	18,044,000